Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact: Fabrice Klein 404-260-2537 fklein@interland.com	Media Relations Contact: Carey Parker 404-260-2608 cparker@interland.com

Interland Reports Third-Quarter 2003 Results

Thursday June 26, 4:41 pm ET

Integration Program Successfully Completed

ATLANTA — (BUSINESS WIRE) — June 26, 2003 — Interland, Inc. (Nasdaq: INLD — News), a leading provider of business-class Web hosting and online services to small and medium businesses (SMBs), today announced financial results for its third fiscal quarter, ended May 31, 2003. The company reported revenues of $25.9 million for the quarter, an increase of 4.77 percent over the third quarter last year. Net loss from continuing operations was $136.8 million, equating to a loss of $0.94 per share on 144.9 million shares outstanding, compared to net income from continuing operations of $0.36 per share on 139.3 million shares in the third quarter of fiscal 2002. EBITDA loss from continuing operations was $113.3 million(1) for the quarter. These results reflect $103.9 million in non-cash impairment and write down charges. Consistent with generally accepted accounting principles, the company performed its annual impairment test, which resulted in the recognition of impairment charges and write downs of acquisition-related goodwill in the amount of $90.0 million, and other identifiable intangible assets of $13.9 million. Additionally, the Company recorded a loss on disposal of assets in the amount of $1.6 million. Third quarter operating results also reflect $6.8 million in transition-related expenses and $1.1 million in mass-market development. Capital expenditures were $3.5 million during the quarter, including $1.4 million of transition-related expenditures.

“We are pleased to report that we have successfully completed our ambitious integration program, which we believe to be an industry first at this scale,” said Joel J. Kocher, Interland’s chairman and chief executive officer. “With the final integration of the seven acquisitions made between the Interland — Micron merger and the end of the third quarter, we have completed the second phase of our three-year strategic plan to create the leading, profitable and high-growth provider of Web solutions to small and medium businesses. As a result, we are confident in our ability to reach our fourth quarter financial objectives, and we now have the freedom to shift our focus to our organic growth strategies.”

Allen L. Shulman, Interland’s chief financial officer, said, “Our integration program included not only operational integration, but also financial integration. As part of the process, we combined all of our customer and financial accounts on to a single billing and accounting system, reconciling and cleaning up those accounts as we brought them over following the same rigorous policies and standards as our core accounts. This process resulted in unanticipated expenditures in the quarter, but nothing has caused us to question the validity of our core operating model. On the contrary, we are very pleased with the overall results, which amply justify the costs, since, effective with the fourth quarter, the integration eliminates some $28 million in operating costs on an annualized basis compared to the first quarter. Our efforts also accelerate our transition from a collection of entrepreneurial companies to a professionally managed business.”

Integration Completion Details

Shulman provided details on the company’s integration achievements and the expected financial benefits beginning in the fourth fiscal quarter of this year, as well as the expenses incurred in completing these initiatives.

Since the beginning of March this year, the company:

o	Migrated customers, hardware and staff out of five data center facilities, bringing operational square footage down to 27,000 square feet, a 55% reduction from more than 60,000 square feet on a pro forma basis for all acquisitions before integrations;
o	Moved more than 3,800 servers to core data centers in Atlanta and Miami;
o	Moved more than 45,000 shared customer accounts and more than 50,000 Trellix hosted accounts to core data centers; and
o	Reduced employees to 701 at the end of the quarter, a 55% reduction from more than 1,550 employees on a pro forma basis for all acquisitions before integrations.

As a result, operating expenses will be significantly reduced beginning in the fourth quarter. Key expense items are expected to decline from prior periods(2):

o	Personnel costs are expected to drop to $11.0 million in the fourth quarter from $14.1 million in the first quarter of fiscal 2003;
o	Bandwidth costs are expected to drop to $1.2 million in the fourth quarter from $3.1 million in the first quarter of fiscal 2003;
o	Network Operation costs are expected to drop to $2.2 million in the fourth quarter from $3.1 million in the first quarter of fiscal 2003.

The expenses in excess of the previously anticipated $2 million in transition spending for the third quarter included:

o	Incremental integration spending of $0.9 million in response to an unanticipated but favorable opportunity to eliminate future expenses for facilities in Kansas City and in Washington State;
o	$0.9 million in unanticipated litigation expenses arising from the integrated acquisitions and from securities registration expenses;
o	$0.6 million in relocation expenses as a result of a combination of greater than anticipated acceptance of relocation offers and the company’s desire to complete staff moves; and
o	$2.4 million in other unanticipated integration costs and charges taken to settle outstanding liabilities and to accrue for incurred expenses.

Overall, the company expects its annualized quarterly expenses in the fourth quarter to be some $28 million lower compared to the first quarter of this fiscal year(3).

Cash Position

Interland maintained a strong cash position while further reducing liabilities on its balance sheet. As of May 31, 2003, Interland’s cash position, which includes cash and equivalents ($46 million), investments ($19.5 million) and restricted cash ($20 million), was $85.5 million. The change in cash balances from last quarter consists of: cash used in operating activities during the quarter ($11.3 million), including payments of previously recorded liabilities of $5.4 million for a retired data center lease; repayments of debt and capital lease obligations ($3.5 million); company stock purchases ($1 million); capital expenditures ($3.5 million); and cash used in discontinued operations ($0.7 million).

Organic Growth Phase

The completion of the integration phase achieves a primary goal of Interland’s strategy: the creation of a large standardized hosting business, at scale, and generating positive EBITDA, although we still anticipate incurring a net loss in the fourth quarter. This accomplishment now enables the company to develop and execute organic growth strategies and to further improve its infrastructure, processes, management, and systems.

One of Interland’s key growth initiatives for fiscal 2004 and beyond is to target the mainstream market of SMBs, which lack a professional or effective Web presence. After acquiring Trellix, the leading developer of software-based Web site solutions for small businesses, the company launched a program of market research and testing in the third quarter. Preliminary results have been very encouraging. These initiatives, including the ongoing funding of the Trellix development capabilities, represented an expenditure of $1.1 million in the third quarter. The company expects to devote $1.0 million to $1.5 million in the fourth quarter to this important growth effort.

NASDAQ Listing

The company announced that it had been notified by NASDAQ on May 22, 2003, that it had regained compliance with Marketplace Rule 4450(a)(5) since, by that time, the closing bid of the company’s common stock had been at $1.00 per share or greater for at least ten consecutive trading days.

Reverse Stock Split and Share Purchases

The company announced that its board of directors had approved a 1-for-10 reverse stock split expected to go into effect later this quarter. Management, encouraged by many current and prospective shareholders, believes that reducing the share count from its current level of 163.1 million shares, primarily inherited from the company’s Micron Electronics legacy, will be beneficial in numerous ways, including its ability to report more meaningful EPS figures in the future.

Since its announcement of the authorization of a share purchase program by its Board of Directors, the company has purchased approximately 852,000 shares of Company stock at an average price of $1.13 per share.

Future Guidance

Consistent with prior guidance, the company expects to generate positive EBITDA of $2.5 million to $3 million in the fourth quarter, including expenditures of $1.0 million to $1.5 million devoted to mass-market development, on roughly flat revenue. We still anticipate incurring a net loss in the fourth quarter.

Capital expenditures in the fourth quarter are estimated to be $3.2 million, including $1.4 million for the implementation of a new billing system, included in earlier transition cost estimates.

On June 13, the Hostcentric acquisition was completed. We anticipate annualized revenue contribution of more than $14 million from that transaction in the fourth quarter. The contribution to fourth quarter results is dependent on Hostcentric’s post acquisition profitability, which will likely be lower than was anticipated at the time the definitive agreement was announced. The acquisition is nonetheless expected to add to the company’s future EBITDA and net loss. The integration effort expected for Hostcentric should be far less costly and demanding than our recently completed integration program. The anticipated quarterly costs of any integration of Hostcentric’s operations are not expected to exceed the quarterly EBITDA generated by Hostcentric. The above guidance excludes any of the expected benefits of the Hostcentric acquisition.

Interland’s cash position, which includes cash and equivalents, investments and temporarily restricted cash, is anticipated to be in the range of $75 million to $80 million at the end of the fiscal year.

Conference Call

Interland will conduct a conference call today at 4:30 p.m. EST, accessible by calling 312-461-0745, no passcode necessary, or via the Internet at www.interland.com under the Investor Relations section. A replay of the conference call will also be available at 402-220-2306, passcode: 5726693, and at the Web site. The audio archive of the conference call on the website will be available for a period of at least one year.

About Interland

Interland, Inc. (Nasdaq: INLD — News) is a leading Web hosting and online services Company dedicated to helping small and medium businesses achieve success by providing the knowledge, services and tools to build, manage and promote businesses online. Interland offers a wide selection of online services, including standardized Web hosting, e-commerce, application hosting, and Web site development, marketing and optimization tools. For more information about Interland, please visit www.interland.com.

Forward-looking Statements

Except for the historical information contained in this press release, statements in this press release may be considered forward-looking statements. These forward-looking statements include, but are not limited to: how far we have progressed in our strategic plan for our business; our ability to achieve our targeted operating budget for our fourth fiscal quarter; our belief that Interland’s annualized operating expenses, other than depreciation and amortization, are expected to be some $28 million less than they were in the first quarter of fiscal 2003; our belief that fourth quarter expenditures for our mass-market growth strategy will be between $1.0 million and $1.5 million; our expectation that the Hostcentric acquisition will be accretive to EBITDA even after integration costs; our expectation about the amount of our operating loss and depreciation and amortization expenses in the fourth quarter; our expectation about the amount of operating losses, depreciation and amortization expenses and mass-marketing expenses in the fourth quarter; our forecast of capital expenditures in the fourth quarter; our forecast for Company cash, investments and restricted investments by the end of the fiscal year; and other statements concerning matters that are not historical facts. Actual results may differ materially from those contained in the forward-looking statements in this press release. Factors which could affect these forward-looking statements include but are not limited to: the ability to achieve expected operating efficiencies, the ability to operate within budgeted expense, risks associated with integrating newly acquired technologies and products and unanticipated costs of such integration, the ability to achieve annualized cost savings through planned integration programs, the ability of the Company to expand its customer base as planned, general economic conditions, the impact of competition, quarterly fluctuations in operating results, the loss of customers with failing businesses and customer churn in general, customer acceptance of new products and services, the retention of key employees, investments in new business opportunities, higher than expected costs of litigation and the impact of liabilities that could carry over from Micron Electronics’ discontinued operations. Certain of these and other risks associated with Interland’s business are discussed in more detail in its public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K, and its proxy statement. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to update its forward-looking statements.

o	(1)EBITDA is a non-GAAP financial measure that is most directly comparable to the GAAP financial measure of Net Loss. A reconciliation of the non-GAAP measure to the GAAP measure is attached.
o	(2)These figures do not reflect the recent HostCentric acquisition
o	(3)These figures do not reflect the recent HostCentric acquisition

Financial tables will follow.

Interland, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended		For the nine months ended
	May 31, 2003	May 31, 2002	May 31, 2003	May 31, 2002
Revenues	$25,898	$24,719	$79,295	$73,886
Operating costs and expenses:
Network operating costs	8,065	7,544	27,235	26,075
Sales and marketing	5,727	5,330	15,600	21,881
Technical support	3,998	4,689	11,519	12,617
General and administrative	12,004	7,932	32,260	28,257
Bad debt expense	1,975	2,612	5,791	5,616
Depreciation and amortization	22,825	9,923	48,221	25,293
Restructuring costs	2,050	(668)	5,503	(986)
Merger and integration costs	--	766	514	7,855
Goodwill impairment	89,928	--	89,928	--
Intangible assets impairment	13,868	--	13,868	--
Other expense (income), net	1,558	117	1,627	745

Total operating costs and
expenses	161,998	38,245	252,066	127,353

Operating loss	(136,100)	(13,526)	(172,771)	(53,467)
Interest income (expense), net	(74)	(25)	77	293

Loss from continuing operations
before taxes	(136,174)	(13,551)	(172,694)	(53,174)
Income tax benefit (expense)	(629)	64,242	(629)	64,242

Net income (loss) from continuing
operations	(136,803)	50,691	(173,323)	11,068

Loss on disposal of discontinued
operations, net of tax	(167)	(4,562)	(482)	(4,562)

Net income (loss)	$(136,970)	$46,129	$(173,805)	$6,506

Basic net income (loss) per share:
Continuing operations	$(0.94)	$0.37	$(1.22)	$0.08
Discontinued operations	--	(0.03)	--	(0.03)

	$(0.94)	$0.34	$(1.22)	$0.05

Diluted net income (loss) per
share:
Continuing operations	$(0.94)	$0.36	$(1.22)	$0.08
Discontinued operations	--	(0.03)	--	(0.03)

	$(0.94)	$0.33	$(1.22)	$0.05

Number of shares used in per
share calculation:
Basic	144,905	136,366	142,171	137,187
Diluted	144,905	139,293	142,171	139,080

Interland, Inc.
Consolidated Balance Sheets
(In thousands)

	As of
	May 31, 2003	August 31, 2002
	(Unaudited)	(Audited)
Assets
Cash and cash equivalents	$46,005	$62,693
Short term investments	19,500	43,388
Receivables, net	6,835	9,139
Income taxes recoverable	612	2,019
Restricted investments	333	6,894
Other current assets	3,086	3,292

Total current assets	76,371	127,425
Restricted investments	19,701	27,409
Property plant and equipment, net	33,890	59,058
Goodwill	47,562	120,011
Intangibles, net	22,605	53,250
Investments held to
maturity	--	7,512
Other assets	425	613

Total assets	$200,554	$395,278

Liabilities and Shareholders
Equity
Accounts payable	$5,271	$3,918
Accrued expenses	25,706	30,364
Current portion of long term debt and capital lease
obligations	10,602	19,157
Deferred revenue	12,347	19,629

Total current liabilities	53,926	73,068
Long-term debt and capital lease obligations	3,256	12,009
Deferred revenue, Long-term	475	1,195
Other liabilities	10,849	11,276

Total liabilities	68,506	97,548
Shareholders' equity
Common stock	1,496	1,413
Warrants	4,990	1,690
Deferred compensation	(1,238)	(2,228)
Note receivable from
shareholder	(2,735)	(2,735)
Additional capital	300,699	296,949
Retained earnings (deficit)	(171,164)	2,641

Total shareholders' equity	132,048	297,730

Total liabilities and shareholders'
equity	$200,554	$395,278

INTERLAND, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
(In thousands)
(Unaudited)

	Nine Months Ended
	May 31, 2003	May 31, 2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(173,805)	$6,506
Adjustments to reconcile net loss to net cash used in
operating activities from continuing operations:
Loss from discontinued operations	482	4,562
Loss on sale of assets	1,578	--
Depreciation and amortization	48,221	25,293
Provision for doubtful accounts	5,791	5,615
Goodwill and intangible asset impairment	103,796	--
Other non-cash adjustments	1,995	4,019
Changes in operating assets and liabilities
net of effect of acquisitions:
Receivables, net	(3,625)	(10,363)
Income tax recoverable	778	18,585
Other current assets	481	(336)
Accounts payable, accrued expenses and deferred revenue	(12,572)	(16,168)

Cash provided by (used in) operating activities of continuing
operations	(26,880)	37,713

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant, and equipment	(10,025)	(8,991)
Purchases of held-to-maturity investment securities	(30,300)	(69,042)
Proceeds from held-to-maturity investment securities	61,700	77,598
Net change in restricted investments	14,291	(6,385)
Acquisitions, net of cash acquired	(4,591)	(32,505)
Notes issued to related party	--	(2,735)

Cash provided by (used in) investing activities of continuing
operations	31,075	(42,060)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of debt and capital lease obligations	(18,251)	(12,740)
Proceeds from issuance of common stock	433	626
Purchase and retirement of stock	(985)	(7,278)
Other	(17)	--

Cash used in financing activities of continuing operations	(18,820)	(19,392)

Net cash used in continuing operations	(14,625)	(23,739)
Net cash used in discontinued operations	(2,063)	(10,258)
Net decrease in cash and cash equivalents	(16,688)	(33,997)
Cash and cash equivalents at beginning of period	62,693	142,675

Cash and cash equivalents at end of period	$46,005	$108,678

INTERLAND, INC.
CALCULATION OF EBITDA FROM CONTINUING OPERATIONS AND RECONCILIATION
    TO NET CASH USED IN OPERATING ACTIVITIES
(In thousands)
(Unaudited)

	Quarter Ended		Nine Months Ended
	May 31, 2003	May 31, 2002	May 31, 2003	May 31, 2002
Net loss	$(136,970)	$46,129	$(173,805)	$6,506
Depreciation and amortization	22,825	9,923	48,221	25,293
Interest expense (income)	74	25	(77)	(293)
Income tax expense (benefit)	629	(64,242)	629	(64,242)
Discontinued operations	167	4,562	482	4,562

EBITDA from continuing
operations	$(113,275)	$(3,603)	$(124,550)	$(28,174)

Interest (expense) / income	(74)	(25)	77	293
Provision for bad debts	1,975	2,612	5,791	5,615
Other non-cash adjustments	106,270	2,544	107,369	4,019
Income tax (expense) benefit	(629)	64,242	(629)	64,242
Changes in assets and liabilities:
Income tax recoverable	--	--	778	18,585
Receivables, net	(2,087)	(1,162)	(3,625)	(10,363)
Other current assets	824	(205)	481	(336)
Accounts payable,
accrued expenses, and
deferred revenue	(4,335)	(10,277)	(12,572)	(16,168)

Net cash provided by (used) in
operating activities	$(11,331)	$54,126	$(26,880)	$37,713

EBITDA is defined as net income less (i) provision for income taxes, (ii) interest income or expense, and (iii) depreciation and amortization. EBITDA is not an indicator of financial performance under generally accepted accounting principals and may not be comparable to similarly captioned information reported by other companies. In addition, it does not replace net income (loss), operating income (loss), or cash flow from continuing operations as indicators of operating performance. The effect of taxes and interest on Interland's net loss is not significant, but depreciation and amortization, primarily as a result of acquisitions, is significant. The Company believes that measuring the performance of the business without regard to non-cash depreciation and amortization can make trends in operating efficiencies more readily apparent.

A reconciliation of the company's projected fourth quarter Net Loss to EBITDA follows:

INTERLAND, INC.
CALCULATION OF EBITDA FROM CONTINUING OPERATIONS AND RECONCILIATION
TO NET CASH USED IN OPERATING ACTIVITIES
(In thousands)
(Unaudited)

	Forecast For The Quarter Ended Aug 31, 2003
	Range
Net loss	$(5,500)	$(5,000)
Depreciation and amortization	8,000	8,000
Interest expense (income)	--	--
Income tax expense (benefit)	--	--
Discontinued operations	--	--

EBITDA from continuing operations	$2,500	$3,000

Contact:
        Interland, Atlanta
        Investor Relations
        Fabrice Klein, 404/260-2537
        fklein@interland.com